UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 3, 2021

Camping World Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37908	81-1737145
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Parkway Drive, Suite 270 Lincolnshire, IL 60069 (Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (847) 808-3000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	CWH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 3, 2021, CWGS Group, LLC (as borrower) and CWGS, LLC (as parent guarantor) entered into a credit agreement (the “New Credit Agreement”) for a new $1.165 billion senior secured credit facility (the ‘‘New Senior Secured Credit Facilities’’) with Goldman Sachs Bank USA, as administrative agent, and the other lenders party thereto. The New Senior Secured Credit Facilities consist of a seven-year $1.100 billion term loan facility (the “New Term Loan Facility”) and a five-year $65.0 million revolving credit facility (the “New Revolving Credit Facility”).

Concurrently with the closing of the New Senior Secured Credit Facilities, we repaid and extinguished our existing senior secured credit facilities by borrowing the full amount available under the New Term Loan Facility and using all of the proceeds of the New Term Loan Facility and an additional $61.4 million from cash on hand to satisfy all of the outstanding obligations under the existing senior secured credit facilities.  Prior to closing on June 3, 2021, we had $1.139 billion outstanding under our existing term loan facility and no borrowings outstanding under our existing revolving credit facility, resulting in a reduction of outstanding principal of $38.6 million under the New Senior Secured Credit Facilities.

Under our New Senior Secured Credit Facilities, we have the ability to increase the amount of term loans or revolving loans in an aggregate amount not to exceed the greater of (a) a “fixed” amount set at $725.0 million and (b) 100% of consolidated EBITDA for the most recent four consecutive fiscal quarters on a pro forma basis (as defined in the New Credit Agreement). The lenders under the New Senior Secured Credit Facilities are not under any obligation to provide commitments in respect of any such increase.

Borrowings under the New Term Loan Facility bear interest at a rate per annum equal to, at our option, either: (a) the London Interbank Offered Rate (‘‘LIBO Rate’’) multiplied by the statutory reserve rate (such product, the ‘‘Adjusted LIBO Rate’’), subject to a 0.75% floor, plus an applicable margin of 2.50%, in the case of Eurocurrency loans or (b) an alternate base rate (determined by reference to the greatest of : (i) the prime rate published by The Wall Street Journal (the ‘‘WSJ Prime Rate’’), (ii) the federal funds effective rate plus 0.50% and (iii) the one-month Adjusted LIBO Rate plus 1.00%, subject to a 1.75% floor), plus an applicable margin of 1.50%, in the case of alternate base rate loans. The New Term Loan Facility includes mandatory amortization at 1% per annum in equal quarterly installments commencing on June 30, 2021, with the balance payable in 2028.

Borrowings under the New Revolving Credit Facility bear interest at a rate per annum equal to, at our option, either: (a) the Adjusted LIBO Rate plus an applicable margin based on the total net leverage ratio (as defined in the New Credit Agreement), as set forth in the table below, in the case of Eurocurrency borrowings or (b) an alternate base rate (determined by reference to the greatest of: (i) the WSJ Prime Rate, (ii) the federal funds effective rate plus 0.50% and (iii) the one-month Adjusted LIBO Rate plus 1.00%), plus an applicable margin based on the total net leverage ratio, as set forth in the table below, in the case of alternate base rate borrowings.

Pricing Level

Pricing Level	Total Net Leverage Ratio	Eurocurrency	Alternate Base Rate
1	≤ 1.00 : 1.00	2.25%	1.25%
2	> 1.00 : 1.00	2.50%	1.50%

In addition to paying interest on outstanding principal under the New Senior Secured Credit Facilities, we are required to pay a commitment fee to the lenders under the New Revolving Credit Facility in respect of the unutilized commitments thereunder at a rate of 0.50% per annum, which percentage will be reduced to 0.375% and 0.25% per annum if our total net leverage ratio is less than specified levels. We also pay customary letter of credit and agency fees.

The New Credit Agreement requires us to prepay outstanding term loans, subject to certain exceptions, with: (1) 100% of the net cash proceeds of any incurrence of debt not permitted under the New Senior Secured Credit Facilities and debt incurred to refinance the New Senior Secured Credit Facilities, (2) 50% (which percentage will be reduced to 25% and 0% if our total net leverage ratio is less than specified levels) of our annual excess cash flow (as defined in the New Credit Agreement) minus the amount of any voluntary prepayments of term loans under the New Term Loan Facility (including the cash amount of any debt buybacks related thereto) or revolving loans under the New Revolving Facility (with corresponding permanent reductions in the commitments thereunder) and (3) 100% of the net cash proceeds of certain non-ordinary course asset sales or other dispositions of property (including casualty events) by the borrower or by any of its restricted subsidiaries, subject to reinvestment rights and certain other exceptions.

We are able to voluntarily prepay outstanding loans under the New Senior Secured Credit Facilities at any time without premium or penalty, other than (i) customary “breakage” costs and (ii) a premium of 1.00% applicable to any prepayment of the initial term loans under the New Term Loan Facility that is made in connection with a “repricing transaction” that occurs prior to the 6-month anniversary of the effective date of the New Senior Secured Credit Facilities.

The obligations of the borrower are unconditionally guaranteed by the parent guarantor and each of the borrower’s direct and indirect wholly-owned domestic subsidiaries (with certain agreed-upon exceptions).

All obligations under the New Senior Secured Credit Facilities and the guarantees of those obligations, are secured, subject to certain exceptions, by:

•	a pledge of 100% of the borrower’s capital stock and certain of the capital stock or equity interests held by the borrower or any subsidiary guarantor (which pledge, in the case of the stock of any foreign subsidiary (each such entity, a “Pledged Foreign Sub”) (with certain agreed-upon exceptions) and the equity interests of certain U.S. subsidiaries that hold capital stock of foreign subsidiaries and are disregarded entities for U.S. federal income tax purposes (each such entity, a “Pledged U.S. DE”) (with certain agreed-upon exceptions), is limited to 65% of the stock or equity interests of such Pledged Foreign Sub or Pledged U.S. DE, as the case may be), in each case excluding any interests in FreedomRoads Intermediate Holdco, LLC and its subsidiaries, joint ventures to the extent such a pledge would violate the governing documents thereof, and subject to certain other exceptions; and
•	a security interest in, and mortgages on, substantially all other tangible and intangible assets of the borrower and each subsidiary guarantor, subject to certain exceptions.

The liens securing our obligations under the New Senior Secured Credit Facilities are first priority liens on the relevant assets of the borrower and the guarantors, subject to customary exceptions and liens permitted under the New Senior Secured Credit Facilities.

The New Senior Secured Credit Facilities contain a number of covenants that, among other things and subject to certain exceptions, restrict the ability of the borrower and its restricted subsidiaries to:

•	incur additional indebtedness, including certain finance leases;
•	pay dividends on capital stock or redeem, repurchase or retire capital stock or other indebtedness;
•	make investments, loans, advances and acquisitions;
•	enter into burdensome agreements with negative pledge clauses or clauses restricting subsidiary distributions;
•	engage in transactions with our affiliates;
•	sell assets, including the capital stock of our subsidiaries;
•	consolidate or merge; and
•	create liens.

The New Credit Agreement contains a customary passive holding company covenant applicable to the parent guarantor.

The New Credit Agreement contains certain events of default, including payment defaults, failure to perform or observe covenants, cross-defaults with certain other events of default in connection with our other material indebtedness, a change of control or certain bankruptcy events, among others. Additionally, the New Credit Agreement includes provisions for the replacement of the LIBO rate with another benchmark rate when certain conditions are met.

This summary of the New Credit Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the New Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The foregoing disclosure in Item 1.01 hereof is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are filed with this Current Report:

Exhibit No. Description

Exhibit 10.1	Credit Agreement, dated June 3, 2021, by and among CWGS Enterprises, LLC, as holdings, CWGS Group, LLC, as borrower, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent
Exhibit 104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPING WORLD HOLDINGS, INC.

By:	/s/ Karin L. Bell
Name:	Karin L. Bell
Title:	Chief Financial Officer

Date: June 8, 2021